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                                                                    Exhibit 10.6

                         GEOSYSTEMS GLOBAL CORPORATION
                             1995 STOCK OPTION PLAN
                                AMENDMENT NO. 2

I. Purpose. Reference is made to that certain 1995 Stock Option Plan, as amended by that certain Amendment No. 1 (collectively the "Plan") of GeoSystems Global Corporation (the "Company"). To the extent not otherwise defined herein, capitalized terms shall have the meaning accorded to them in the Plan. The Board and the stockholders of the Company have determined it to be in the best interest of the Company to amend certain provisions of the Plan, and in accordance with applicable law, have adopted resolutions authorizing the amendments set forth below. To the extent not expressly amended hereby, the Plan shall remain in full force and effect, in accordance with its terms.

II. Amendment of Plan.

      (a) The number of shares of Stock which may be granted by the Company from time to time under Article II, Section 2 of the Plan (and all related Sections) has been increased by 400,000 shares from 1,404,275 shares to a total of 1,804,275 shares.

      (b) The definition of "Key Employee" set forth in the third sentence of
Article I, Section 1 of the Plan has been amended to include the phrase "and consultants" immediately after the parenthetical clause.

      (c) The second sentence of Article II, Section 4, paragraph (e) of the Plan has been amended to delete the phrase "involuntary termination due to staff reduction or other internal reorganization," and has had such deleted
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phrase replaced by "termination by the Company for any or no reason (other than for cause as set forth below),". The final sentence of Article II, Section 4, paragraph (e) of the Plan has been amended to delete the phrase "for any other reason, including termination" and has had such phrase replaced by "by the Company".

      (d) A new paragraph (i) shall be inserted in Article II, Section 4 immediately after paragraph (h) as follows: "(i) Upon the termination of any Optionee's employment with the Company any or no reason by either party, for a period of ninety (90) days commencing upon the expiration of any applicable exercise period under Article II, Section 4, paragraph (e) hereof, the Company shall have an option to purchase all or any of the Stock then registered in the Optionee's name (or in the name of any transferee or assignee) which the Optionee received at any time as a result of the exercise of any Option under the Plan (or otherwise issued in accordance with the Plan) (collectively, the "Offered Stock"), at Fair Market Value, as defined below, payable in cash within 10 days of the exercise of such option. "Fair Market Value" for the Offered Stock being purchased by the Company shall be determined by the Company's then chief financial officer based on such assumptions, discounts and methodologies as such officer determines in his sole discretion to be reasonable for such calculation. The Fair Market Value for the Offered Stock determined in accordance with this paragraph shall constitute the final and exclusive purchase price of such offered Stock, binding for all purposes upon the Offeree."
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      (e) The second paragraph of Article IV, Section 8 of the Plan has been amended to delete the reference to "20%" in the tenth line thereof and has had such deleted reference replaced by "50%".

III. Effect. The amendments to the Plan set forth in Article II, paragraphs (b) and (c) of this Amendment shall have retroactive effect to the initial adoption of the Plan shall remain in effect and at all times thereafter. The amendments to the Plan set forth in Article II, paragraphs (a), (d) and (e) of this Amendment shall be effective as of July 18, 1997, and shall remain in effect at all times thereafter.